Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

POLAR POWER, INC.

The undersigned, Arthur D. Sams, certifies that:

1.          He is the President and the Secretary of Polar Power, Inc., a California corporation.

2.          The Articles of Incorporation of this corporation are amended and restated to read in their entirety as follows:

ARTICLE I

The name of the Corporation is Polar Power, Inc. (the “Corporation”).

ARTICLE II

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

Section 1.      Authorized Shares. The Corporation is authorized to issue two classes of shares designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 55,000,000, of which 50,000,000 shares shall be Common Stock, no par value per share, and 5,000,000 shares shall be Preferred Stock. Upon the amendment of this paragraph to read as herein set forth (the “Effective Date”), each two and eighty-five one hundredth (2.85) shares of Common Stock, no par value per share (“Old Common Stock”), issued and outstanding will be converted into one (1) fully paid and nonassessable share of Common Stock, no par value per share (the “New Common Stock”), with fractional shares of New Common Stock that would result from such conversion being rounded up to the nearest whole share of New Common Stock. The Corporation shall provide certificates representing New Common Stock to holders of Old Common Stock in exchange for certificates representing Old Common Stock. From and after the Effective Date, certificates representing shares of Old Common Stock are hereby canceled and shall represent only the right of holders thereof to receive the shares of New Common Stock into which the Old Common Stock has been converted into pursuant to this paragraph.

Section 2.      Common Stock. Each share of Common Stock issued and outstanding shall have one vote.

Section 3.      Preferred Stock. The Corporation’s Board of Directors (the “Board of Directors”) is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

ARTICLE IV

Section 1.      Limitation of Director’s Liability. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California Law.

Section 2.      Indemnification of Corporate Agents. The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, through agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to this Corporation and its shareholders.

Section 3.      Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article IV shall not adversely affect any right of indemnification or limitation of liability of an agent of this Corporation relating to acts or omissions prior to such repeal or modification.

ARTICLE V

3.          The foregoing Amended and Restated Articles of Incorporation has been duly approved by the Board of Directors.

4.          The Corporation’s shareholders have duly approved the foregoing Amended and Restated Articles of Incorporation of the Corporation by the required vote in accordance with Sections 902 and 903 of the California Corporations Code. The total number of issued and outstanding shares of the Corporation entitled to vote on the foregoing amendment and restatement is 21,041,977 shares of Common Stock. There are no shares of Preferred Stock outstanding. The number of outstanding voting shares voting in favor of the adoption and approval of these Amended and Restated Articles of Incorporation of the Corporation equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%).

I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

IN WITNESS WHEREOF, the undersigned has executed this certificate on November 14, 2016.

/s/ Arthur D. Sams
Arthur D. Sams, President and Secretary

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